FORM OF EARNINGS RECOVERY AWARD AGREEMENT
FOR THE CARNIVAL CORPORATION 2020 STOCK PLAN FOR THE CEO
THIS EARNINGS RECOVERY AWARD AGREEMENT (this “Agreement”), shall apply to the grant of Earnings Recovery Award performance cash and restricted stock units made to [NAME] by Carnival Corporation, a corporation organized under the laws of the Republic of Panama, (the “Company”) on [DATE] (the “Date of Grant”) under the Carnival Corporation 2020 Stock Plan (the “Plan”).
WHEREAS, the Company has adopted the Plan, pursuant to which performance cash awards and restricted stock units may be granted in respect of Shares; and
WHEREAS, the Company desires to grant to Participant earnings recovery award performance cash and restricted stock units pursuant to the terms of this Agreement and the Plan; and
WHEREAS, the Compensation Committee of the Board of Directors of the Company (the “Committee”) has determined that it is in the best interests of the Company and its shareholders to grant the earnings recovery award performance cash and restricted stock units provided for herein to the Participant subject to the terms set forth herein.
NOW, THEREFORE, for and in consideration of the premises and the covenants of the parties contained in this Agreement, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, for themselves, their successors and assigns, hereby agree as follows:
1.    Grant of Performance Cash and Restricted Stock Units.
(a)    Grant. The Company hereby grants to Arnold W. Donald (the “Participant”) as of the Date of Grant, an Earnings Recovery Award target performance cash value of [TARGET CASH] (the “ERA Cash”) and a target number of [TARGET RSUs] restricted stock units (the “ERA RSUs”) (together the “Target Amount”), on the terms and conditions set forth in this Agreement and the Plan (together, the “ERA Award”).
(i)    The ERA Cash represents the right to receive a cash payment as of the Settlement Date (as defined below), to the extent the Participant is vested in such ERA Cash as of the Settlement Date, subject to the terms of this Agreement and the Plan. The ERA Cash is subject to the restrictions described herein, including forfeiture under the circumstances described in Section 3 hereof (the “Restrictions”). The Restrictions shall lapse and the ERA Cash shall vest and become nonforfeitable in accordance with Section 2 and Section 3 hereof.
(ii)    Each ERA RSU represents the right to receive payment in respect of one Share as of the Settlement Date (as defined below), to the extent the Participant is vested in such ERA RSUs as of the Settlement Date, subject to the terms of this Agreement and the Plan. The ERA RSUs are subject to the restrictions described herein, including forfeiture under the circumstances described in Section 3 hereof (the “Restrictions”). The Restrictions shall lapse and the ERA RSUs shall vest and become nonforfeitable in accordance with Section 2 and Section 3 hereof.
(b)    Incorporation by Reference, Etc. The provisions of the Plan are hereby incorporated herein by reference. Except as otherwise expressly set forth herein, this Agreement shall be construed in accordance with the provisions of the Plan and any interpretations, amendments, rules and regulations promulgated by the Committee from time to time pursuant to the Plan. Any capitalized terms not otherwise defined in this Agreement shall have the definitions set forth in the Plan. The Committee shall have final authority to interpret and construe the Plan and this Agreement and to make any and all determinations under them, and its decision shall be binding and conclusive upon the Participant and his legal representative in respect of any questions arising under the Plan or this Agreement. In the event there is any inconsistency between the provisions of the Plan and this Agreement, the provisions of the Plan shall govern.
(c)    Acceptance of Agreement. Unless the Participant notifies the Company's Global Human Resources Department in writing to ownership@carnival.com within 10 days after delivery of this Agreement that the Participant does not wish to accept this Agreement, the Participant will be deemed to have accepted this Agreement and will be bound by the terms of this Agreement and the Plan.
2.    Terms and Conditions of Vesting and Settlement.
(a)    Performance and Service Conditions to Vesting.
(i)    A specified percentage of the ERA Award shall vest if both (A) the Participant remains in continuous employment or continuous service with the Company or an Affiliate through the Settlement Date (defined in Section 2(b) below), except as provided in Section 3(b), and (B) the Company achieves the Performance Goals set forth on Exhibit A at a level equal to or above the threshold level of performance, also set forth on Exhibit A (the “Performance Goals”). Unless provided otherwise by the Committee, the Participant shall be deemed to not be in continuous employment or continuous service if the Participant's status changes from employee to non-employee, or vice-versa. The actual number of ERA RSUs or amount of ERA Cash that may vest ranges from zero to [MAX numerals]% of the Target Amount, based on the extent to which the Performance Goals are achieved, in accordance with the methodology set out on Exhibit A, subject to a maximum payout cap of [MAX numerals]%. Except as otherwise provided in Section 3(b), in no event shall any portion of the ERA Award vest unless and until (i) at least the threshold Performance Goal is achieved, (ii) the Committee certifies that the Performance Goals have been met and determines the level of attainment of the Performance Goals (the “Certification”), and (iii) the Participant has remained in the continuous employment or continuous service of the Company or an Affiliate through the Settlement Date. If the foregoing vesting requirements are not met, no portion of the ERA Award shall vest and this ERA Award shall be cancelled in its entirety.
(ii)    At any time following the Date of Grant, the Committee shall make adjustments or modifications to the Performance Goals and the calculation of the Performance Goals as it determines, in its sole discretion, are necessary in order to avoid dilution or enlargement of the intended benefits to be provided to the Participant under this Agreement, to reflect the following events: (A) asset write-downs; (B) litigation or claim judgments or settlements; (C) the effect of changes in tax laws, accounting principles, or other laws or regulatory rules affecting reported results; (D) any reorganization and restructuring programs; (E) extraordinary nonrecurring items as described in Accounting Standards Codification Topic 225-20 (or any successor pronouncement thereto) and/or in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to stockholders for the applicable year; (F) acquisitions or divestitures; (G) foreign exchange gains and losses; (H) discontinued operations and nonrecurring charges; (I) a change in the Company’s fiscal year; and/or (J) any other specific, unusual or nonrecurring events.
(b)    Settlement. The obligation to make payments and distributions with respect to the ERA Award shall be satisfied through the issuance of one Share for each vested ERA RSU and a cash payment for the vested ERA Cash, less applicable withholding taxes (the “settlement”), and the settlement of the ERA Award may be subject to such conditions, restrictions and contingencies as the Committee shall determine. Except as otherwise provided in Section 3(b), Earned ERA RSUs and Earned ERA Cash (as defined in Exhibit A) shall vest and be settled as soon as practicable after the end of the performance cycle and Certification (the “Settlement Date”), but in no event later than March 15 of the year following the calendar year in which Certification occurs, except as otherwise specified in Section 4(a). Notwithstanding the foregoing, the payment dates set forth in this Section 2(b) have been specified for the purpose of complying with the provisions of Section 409A of the Code (“Section 409A”). To the extent payments are made during the periods permitted under Section 409A (including any applicable periods before or after the specified payment dates set forth in this Section 2(b)), the Company shall be deemed to have satisfied its obligations under the Plan and shall be deemed not to be in breach of its payments obligations hereunder.
(c)    Dividends and Voting Rights. Subject to the limitation set forth in Exhibit A (8), each ERA RSU subject to this grant shall be credited with dividend equivalents equal to the dividends (including extraordinary dividends if so determined by the Committee) declared and paid to other shareholders of the Company in respect of one Share. Dividend equivalents shall not bear interest. On the Settlement Date, such dividend equivalents in respect of each vested ERA RSU shall be settled by delivery to the Participant of a number of Shares equal to the quotient obtained by dividing (i) the aggregate accumulated value of such dividend equivalents by (ii) the Fair Market Value of a Share on the date that is 30 days prior to the Settlement Date or other applicable vesting date set forth in Section 3(b), rounded down to the nearest whole share, less any applicable withholding taxes. No dividend equivalents shall be accrued for the benefit of the Participant with respect to record dates occurring prior to the Date of Grant, or with respect to record dates occurring on or after the date, if any, on which the Participant has forfeited the ERA RSUs. The Participant shall have no voting rights with respect to the ERA RSUs or any dividend equivalents.
3.    Termination of Employment or Service with the Company.
(a)    All Termination. If the Participant’s employment or service with the Company or an Affiliate terminates for any reason whether due to Cause, death, disability, voluntary termination, Retirement, termination by the Company without Cause or otherwise, then all outstanding ERA RSUs and ERA Cash shall immediately terminate on the date of termination of employment or service.
(b)    Released ERA RSUs. Following Participant’s termination of employment or service with the Company or an Affiliate for any reason, the Participant (or the Participant's beneficiary, if applicable) must provide for all Shares underlying released ERA RSUs (including those issued under this Agreement as well as Shares underlying released ERA RSUs issued under any other similar agreement, whether on account of termination or previously released in connection with the vesting terms of such similar agreement) to be liquidated or transferred to a third party broker no later than six months following the later of (i) the Participant's date of termination or (ii) the latest Settlement Date or other applicable vesting or settlement date (whether under this Agreement or a similar agreement) occurring following the Participant's termination. If the Participant (or the Participant's beneficiary, as applicable) fails to liquidate or transfer the Shares prior to the end of the applicable six month period, the Company is hereby authorized and directed by the Participant either, in the Company's discretion: (i) to sell any such remaining Shares on the Participant's (or the Participant's beneficiary's) behalf on the first trading date following the end of such period on which the Company is not prohibited from selling such Shares; or (ii) to transfer such Shares to the Company's stock transfer agent for registration in the Participant's (or the Participant's beneficiary's) name. The Company will not be responsible for any gain or loss or taxes incurred with respect to the Shares underlying the released ERA RSUs in connection with such liquidation or transfer.
4.    Share Ownership. The Participant shall not be deemed for any purpose to be the owner of any Shares subject to the ERA RSUs and shall not have any rights of a shareholder with respect to the ERA RSUs, including, but not limited to, voting or dividend rights, until delivery of the applicable Shares underlying the ERA RSUs on the Settlement Date. The Company shall not be required to set aside any fund for the payment of the ERA RSUs.
5.    Miscellaneous.
(a)    Compliance with Legal Requirements. The granting and settlement of the ERA Award, and any other obligations of the Company under this Agreement, shall be subject to all applicable federal, state, local and foreign laws, rules and regulations and to such approvals by any regulatory or governmental agency as may be required. If the settlement of the ERA Award would be prohibited by law or the Company’s dealing rules, the settlement shall be delayed until the earliest date on which the settlement would not be so prohibited.

(b)    Transferability. Unless otherwise provided by the Committee in writing, the ERA Award shall not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by the Participant other than by will or the laws of descent and distribution and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company; provided, that, the designation of a beneficiary shall not constitute an assignment, alienation, pledge, attachment, sale, transfer or encumbrance.
(c)    Tax Withholding. The Participant acknowledges that, regardless of any action taken by the Company or, if different, the Participant's employer (the Employer), the ultimate liability for all income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to the Participant's participation in the Plan and legally applicable to the Participant (Tax-Related Items), is and remains the Participant's responsibility and may exceed the amount actually withheld by the Company or the Employer. The Participant further acknowledges that the Company and/or the Employer (1) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the ERA Award, including, but not limited to, the grant, vesting or settlement of the ERA RSUs, the subsequent sale of Shares acquired pursuant to such settlement and the receipt of any dividends; and (2) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the ERA Award to reduce or eliminate the Participant's liability for Tax-Related Items or achieve any particular tax result. Further, if the Participant is subject to Tax-Related Items in more than one jurisdiction, the Participant acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.
Prior to any relevant taxable or tax withholding event, as applicable, the Participant agrees to make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all Tax-Related Items. In this regard, the Participant authorizes the Company or its agent to satisfy any applicable withholding obligations with regard to all Tax-Related Items by one or a combination of the following: (i) withholding from the Participant's ERA Cash, wages or other cash compensation paid to the Participant by the Company and/or the Employer; or (ii) withholding from proceeds of the sale of Shares acquired upon settlement of the ERA RSUs either through a voluntary sale or through a mandatory sale arranged by the Company (on the Participant's behalf pursuant to this authorization without further consent); or (iii) withholding in Shares to be issued upon settlement of the ERA RSUs.
Notwithstanding the foregoing, if the Participant is an officer subject to Section 16 of the Exchange Act, the Company will withhold in Shares only upon advance approval by the Committee or the Board.
Depending on the withholding method, the Company may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding rates or other applicable withholding rates, including maximum applicable rates, in which case the Participant may receive a refund of any over-withheld amount in cash and will have no entitlement to the Share equivalent. If the obligation for Tax-Related Items is satisfied by withholding in Shares, for tax purposes, the Participant is deemed to have been issued the full number of Shares subject to the vested Grant, notwithstanding that a number of the Shares are held back solely for the purpose of paying the Tax-Related Items.
Finally, the Participant agrees to pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold or account for as a result of the Participant's participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to issue or deliver the Shares or the proceeds of the sale of Shares or ERA Cash, if the Participant fails to comply with the Participant's obligations in connection with the Tax-Related Items.
(d)    Nature of Grant. In accepting the grant, the Participant acknowledges, understands and agrees that:

(i)    the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time, to the extent permitted by the Plan;
(ii)    the grant of the ERA Award is exceptional, voluntary and occasional and does not create any contractual or other right to receive future grants of ERA Awards, or benefits in lieu of ERA Awards, even if ERA Awards have been granted in the past;
(iii)    all decisions with respect to future awards or other grants, if any, will be at the sole discretion of the Company;
(iv)    the Participant is voluntarily participating in the Plan;
(v)    the ERA RSUs, ERA Cash and the Shares subject to the ERA RSUs, and the income from and value of same, are not intended to replace any pension rights or compensation;
(vi)    the ERA RSUs, ERA Cash and the Shares subject to the ERA RSUs, and the income from and value of same, are not part of normal or expected compensation for purposes of, including, without limitation, calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments;
(vii)    the future value of the underlying Shares is unknown, indeterminable and cannot be predicted with certainty;
(viii)    no claim or entitlement to compensation or damages shall arise from forfeiture of the ERA Award resulting from the termination of the Participant's employment or other service relationship (for any reason whatsoever, whether or not later found to be invalid or in breach of employment laws in the jurisdiction where the Participant is employed or the terms of the Participant's employment agreement, if any);
(ix)    unless otherwise agreed with the Company, the ERA Cash, ERA RSUs and the Shares, and the income from and value of same, are not granted as consideration for, or in connection with, the service the Participant may provide as a director of the Company or any member of the Combined Group and its Affiliates;
(x)    unless otherwise provided in the Plan or by the Company in its discretion, the ERA Award and the benefits evidenced by this Agreement do not create any entitlement to have the ERA Awards or any such benefits transferred to, or assumed by, another company nor to be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the shares of the Company; and
(xi)    if the Participant resides outside the United States or is otherwise subject to the laws of a country outside the United States:
(A)    the ERA Cash, ERA RSUs and the Shares subject to the ERA RSUs, and the income and value of same, are not part of normal or expected compensation for any purpose; and
(B)    neither the Company, the Employer or any member of the Combined Group or its Affiliates shall be liable for any foreign exchange rate fluctuation between the Participant's local currency and the United States Dollar that may affect the value of the ERA Award or of any amounts due to the Participant pursuant to the settlement of the ERA Award or the subsequent sale of any Shares acquired upon settlement.
(e)    No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding the Participant's participation in the Plan, or the Participant's acquisition or sale of the underlying Shares. The Participant should consult with the Participant's own personal tax, legal and financial advisors regarding the Participant's participation in the Plan before taking any action related to the Plan.
(f)    Clawback/Forfeiture.
(i)    Notwithstanding anything to the contrary contained herein, in the event of a material restatement of the Company's issued financial statements, the Committee shall review the facts and circumstances underlying the restatement (including, without limitation any potential wrongdoing by the Participant and whether the restatement was the result of negligence or intentional or gross misconduct) and may in its sole discretion direct the Company to (A) cancel all outstanding ERA Award and/or (B) recover all or a portion of any income or gain realized on the settlement of the ERA Award or the subsequent sale of Shares acquired upon settlement of the ERA RSUs with respect to any fiscal year in which the Company's financial results are negatively impacted by such restatement. If the Committee directs the Company to recover any such amount from the Participant, then the Participant agrees to and shall be required to repay any such amount to the Company within 30 days after the Company demands repayment. In addition, if the Company is required by law to include an additional “clawback” or “forfeiture” provision to outstanding grants, under the Dodd-Frank Wall Street Reform and Consumer Protection Act or otherwise, then such clawback or forfeiture provision shall also apply to this Agreement as if it had been included on the Date of Grant and the Company shall promptly notify the Participant of such additional provision. In addition, if a Participant has engaged or is engaged in Detrimental Activity after the Participant's employment or service with the Company or its subsidiaries has ceased, then the Participant, within 30 days after written demand by the Company, shall return any income or gain realized on the settlement of the ERA Cash, ERA RSUs or the subsequent sale of Shares acquired upon settlement of the ERA RSUs.
(ii)    For purposes of this Agreement, “Detrimental Activity” means any of the following: (i) unauthorized disclosure of any confidential or proprietary information of the Combined Group, (ii) any activity that would be grounds to terminate the Participant's employment or service with the Combined Group for Cause, (iii) whether in writing or orally, maligning, denigrating or disparaging the Combined Group or their respective predecessors and successors, or any of the current or former directors, officers, employees, shareholders, partners, members, agents or representatives of any of the foregoing, with respect to any of their respective past or present activities, or otherwise publishing (whether in writing or orally) statements that tend to portray any of the aforementioned persons or entities in an unfavorable light, or (iv) the breach of any noncompetition, nonsolicitation or other agreement containing restrictive covenants, with the Combined Group. For purposes of the preceding sentence the phrase “the Combined Group” shall mean “any member of the Combined Group or any Affiliate”. Notwithstanding the foregoing, nothing in this Agreement prohibits the Participant from voluntarily communicating, without notice to or approval by the Company, with any federal or state government agency about a potential violation of a federal or state law or regulation or to participate in investigations, testify in proceedings regarding the Company's or an Affiliate’s past or future conduct, or engage in any activities protected under whistle blower statutes. Further, pursuant to the Defend Trade Secrets Act of 2016, the Participant shall not be held criminally, or civilly, liable under any federal or state trade secret law for the disclosure of a trade secret that is made in confidence either directly or indirectly to a federal, state, or local government official, or an attorney, for the sole purpose of reporting, or investigating, a violation of law. Moreover, the Participant may disclose trade secrets in a complaint, or other document, filed in a lawsuit, or other proceeding, if such filing is made under seal. Finally, if the Participant files a lawsuit alleging retaliation by the Company or an Affiliate for reporting a suspected violation of the law, the Participant may disclose the trade secret to the Participant’s attorney and use the trade secret in the court proceeding, if the Participant files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order.
(g)    Waiver. Any right of the Company contained in this Agreement may be waived in writing by the Committee. No waiver of any right hereunder by any party shall operate as a waiver of any other right, or as a waiver of the same right with respect to any subsequent occasion for its exercise, or as a waiver of any right to damages. No waiver by any party of any breach of this Agreement shall be held to constitute a waiver of any other breach or a waiver of the continuation of the same breach.
(h)    Notices. Any written notices provided for in this Agreement or the Plan shall be in writing and shall be deemed sufficiently given if either hand delivered or if sent by fax or overnight courier, or by postage paid first class mail. Notices sent by mail shall be deemed received three business days after mailing but in no event later than the date of actual receipt. Notices shall be directed, if to the Participant, at the Participant's address indicated by the Company's records, or if to the Company, at the Company's principal executive office.
(i)    Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, and each other provision of this Agreement shall be severable and enforceable to the extent permitted by law.
(j)    No Rights to Continued Employment. Nothing in the Plan or in this Agreement shall be construed as giving the Participant any right to be retained, in any position, as an employee, consultant or director of the Company or its Affiliates or shall interfere with or restrict in any way the right of the Company or its Affiliates, which are hereby expressly reserved, to remove, terminate or discharge the Participant at any time for any reason whatsoever. The rights and obligations of the Participant under the terms and conditions of the Participant's office or employment shall not be affected by this Agreement. The Participant waives all and any rights to compensation and damages in consequence of the termination of the Participant's office or employment with any member of the Combined Group or any of its Affiliates for any reason whatsoever (whether lawfully or unlawfully) insofar as those rights arise, or may arise, from the Participant's ceasing to have rights under or the Participant's entitlement to the ERA Award under this Agreement as a result of such termination or from the loss or diminution in value of such rights or entitlements. In the event of conflict between the terms of this Section 5(j) and the Participant's terms of employment, this Section will take precedence.
(k)    Beneficiary. In the event of the Participant's death, any Shares that vest pursuant to Section 3(b) of this Agreement will be issued to the legal representative of the Participant’s estate.
(l)    Successors. The terms of this Agreement shall be binding upon and inure to the benefit of the Company and its successors and assigns, and of the Participant and the beneficiaries, legal representatives, executors, administrators, heirs and successors of the Participant.
(m)    Entire Agreement. This Agreement and the Plan contain the entire agreement and understanding of the parties hereto with respect to the subject matter contained herein and supersede all prior communications, representations and negotiations in respect thereto. No change, modification or waiver of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the parties hereto, except for any changes permitted without consent of the Participant in accordance with the Plan.
(n)    Governing Law; JURY TRIAL WAIVER.  This Agreement shall be construed and interpreted in accordance with the laws of the State of Florida without regard to principles of conflicts of law thereof, or principles of conflicts of laws of any other jurisdiction which could cause the application of the laws of any jurisdiction other than the State of Florida. THE PARTIES EXPRESSLY AND KNOWINGLY WAIVE ANY RIGHT TO A JURY TRIAL IN THE EVENT ANY ACTION ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT IS LITIGATED OR HEARD IN ANY COURT.
(o)    Data Protection. The Employer, the Company and any Affiliate may collect, use, process, transfer or disclose the Participant’s Personal Information for the purpose of implementing, administering and managing the Participant's participation in the Plan, in accordance with the Carnival Corporation & plc Equity Plans Participant Privacy Notice the Participant previously received. (The Participant should contact ownership@carnival.com if he or she would like to receive another copy of this notice.) For example, the Participant’s Personal Information may be directly or indirectly transferred to Equatex AG or any other third party stock plan service provider as may be selected by the Company, and any other third parties assisting the Company with the implementation, administration and management of the Plan.
(p)    Insider Trading/Market Abuse Laws. The Participant may be subject to insider trading restrictions and/or market abuse laws in applicable jurisdictions, including the United States, the United Kingdom, and the Participant’s country, which may affect the Participant’s ability to directly or indirectly, for his- or her- self or a third party, acquire or sell, or attempt to sell, Shares under the Plan during such times as the Participant is considered to have “inside information” regarding the Company (as defined by the laws and regulations in the applicable jurisdiction, including the United States, the United Kingdom, and the Participant’s country), or may affect the trade in Shares or the trade in rights to Shares under the Plan. Local insider trading laws and regulations may prohibit the cancellation or amendment of orders the Participant placed before the Participant possessed inside information. Furthermore, the Participant could be prohibited from (i) disclosing the inside information to any third party, which may include fellow employees (other than on a “need to know” basis) and (ii) “tipping” third parties or causing them otherwise to buy or sell securities. Local insider trading laws and regulations may be the same or different from any Company insider trading policy. The Participant acknowledges that it is the Participant’s responsibility to be informed of and compliant with such regulations, and the Participant should speak to the Participant’s personal advisor on this matter.
(q)    Headings. The headings of the Sections hereof are provided for convenience only and are not to serve as a basis for interpretation or construction, and shall not constitute a part, of this Agreement.
(r)    Language. The Participant acknowledges that he or she is proficient in the English language, or has consulted with an advisor who is sufficiently proficient, so as to allow the Participant to understand the terms and conditions of this Agreement. If the Participant has received this Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.
(s)    Electronic Delivery and Acceptance. The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. The Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.
6.    Change in Control. In the event of a Change in Control after the end of the Performance Cycle but prior to the vesting or settlement of the ERA Award, the level of attainment of the Performance Goals and the number of Earned ERA RSUs and Earned ERA Cash (if any) will be determined and certified by the Committee in the manner set forth on Exhibit A. If a Change in Control occurs prior to the end of the Performance Cycle, the Performance Cycle will end on the Accelerated End Date set forth on Exhibit A and the level of attainment of the Performance Goals and the number of Earned ERA RSUs and Earned ERA Cash (if any) will be determined and certified by the Committee in the manner set forth on Exhibit A. Any such Earned ERA RSUs and Earned ERA Cash will vest and be settled in accordance with Section 2(b) of this Agreement.
7.    Imposition of Other Requirements. The Company reserves the right to impose other requirements on the Participant's participation in the Plan, on the ERA Cash, ERA RSUs and on any Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require the Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

IN WITNESS WHEREOF, the Company has executed this Agreement as of the day first written above.
CARNIVAL CORPORATION

By: ______________________________
[Authorized Signatory Name & Title]

Exhibit A
Performance Goal Vesting Matrix

[PERFORMANCE CRITERIA FOR GRANT]